Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
September 24, 2009	fcooper@tollbrothersinc.com Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
Christine Garvey Elected to Toll Brothers’ Board of Directors
Horsham, Pa., September 24, 2009 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced the election of Christine N. Garvey to its Board of Directors. Ms. Garvey combines a long history of senior leadership positions, both in real estate companies and real estate departments of global financial institutions, with a distinguished record of service on the Boards of Directors of some of the largest real estate companies in the U.S.
Ms. Garvey currently serves on the Board of Directors of Maguire Properties Group, Health Care Properties, Union Bank of California and Prologis, and was previously on the Board of Directors of Hilton Hotels, Catellus, Pacific Gulf REIT and Center Trust REIT.
Professionally, Ms. Garvey most recently served as the head of Corporate Real Estate Services at Deutsche Bank AG London, where she managed a staff of more than 1,300 globally and was responsible for 32 million square feet until she retired from that position in 2004. Prior to working at Deutsche Bank, she served at Cisco Systems, Inc., where she oversaw its global facilities expansion. Ms. Garvey also served for 10 years at Bank of America and was responsible for foreclosed real estate with over $4 billion in sales, corporate real estate with 40 million square feet in 50 countries, and worldwide real estate lending with $24 billion in commitments.
Ms. Garvey received a Bachelor of Arts degree (magna cum laude) from Immaculate Heart College and a Juris Doctor degree from Suffolk University Law School in Boston.
Robert I. Toll, chairman and chief executive officer, stated: “We are very pleased and excited to welcome Christine Garvey to the Toll Brothers Board of Directors. She has a wealth of real estate experience, both as a Board member and as a senior executive, which will significantly enhance Toll Brothers’ knowledge in these times of great opportunity. She is a terrific addition to our Board.”
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.
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Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 1000 Company, is honored to have won the three most coveted awards in the home building industry: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
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